Exhibit 99.1

NEWS RELEASE

4955 Technology Way ∎ Boca Raton, Florida 33431 ∎ www.geogroup.com

THE GEO GROUP, INC. ANNOUNCES EXERCISE IN FULL OF

INITIAL PURCHASERS’ OVER-ALLOTMENT OPTION AND

CLOSING OF PRIVATE OFFERING OF 6.50% EXCHANGEABLE SENIOR NOTES

DUE 2026 BY ITS SUBSIDIARY, GEO CORRECTIONS HOLDINGS, INC.

Boca Raton, Fla. – February 25, 2021 — The GEO Group, Inc. (NYSE: GEO) (“GEO” or the “Company”) announced today that its wholly-owned subsidiary, GEO Corrections Holdings, Inc. (“GEOCH”), has closed its previously announced private offering of $230,000,000 aggregate principal amount of 6.50% exchangeable senior unsecured notes due 2026 (the “notes”), including $30,000,000 aggregate principal amount of notes sold pursuant to the exercise in full of the initial purchasers’ over-allotment option to purchase additional notes. The notes are guaranteed by GEO and GEO’s subsidiaries that are guarantors under GEO’s senior credit facility and outstanding senior notes.

The notes will mature on February 23, 2026, unless earlier repurchased or exchanged. GEOCH will pay to the noteholders cash interest at an annual rate of 6.50% plus an additional amount based on the dividends paid by the Company on its common stock, $0.01 par value per share (the “Company’s common stock”). Interest will be payable semiannually in arrears on March 1 and September 1 of each year, beginning on September 1, 2021.

Subject to certain restrictions on share ownership and transfer, holders may exchange the notes at their option prior to the close of business on the business day immediately preceding November 25, 2025, but only under the following circumstances: (1) during the five consecutive business day period after any five consecutive trading day period, or the measurement period, in which the trading price per $1,000 principal amount of notes for each trading day of such measurement period was less than 98% of the product of the last reported sale price of the Company’s common stock and the exchange rate for the notes on each such trading day; or (2) upon the occurrence of certain specified corporate events. On or after November 25, 2025, until the close of business on the second scheduled trading day immediately preceding the maturity date of the notes, holders may exchange their notes at any time, regardless of the foregoing circumstances. Upon exchange of a note, GEO will pay or deliver, as the case may be, cash or a combination of cash and shares of the Company’s common stock.

The initial exchange rate for the notes is 108.4011 shares of Company common stock per $1,000 principal amount of the notes (equivalent to an initial exchange price of approximately $9.225 per share of the Company’s common stock). The exchange rate is subject to certain adjustments.

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Contact: Pablo E. Paez	(866) 301 4436
Executive Vice President, Corporate Relations

NEWS RELEASE

GEOCH and the Company used net proceeds from this offering, including the exercise in full of the initial purchasers’ over-allotment option to purchase additional notes, to fund the redemption of the current outstanding amount of $194.0 million of the Company’s existing 5.875% senior notes due 2022, and intend to use remaining net proceeds to pay related transaction fees and expenses, and for general corporate purposes of the Company.

The notes were offered in the United States only to persons reasonably believed to be “qualified institutional buyers” pursuant to Rule 144A under the Securities Act, and outside of the United States to non-U.S. persons in compliance with Regulation S under the Securities Act. Neither the notes nor any of the shares of the Company’s common stock issuable upon exchange of the notes, if any, have been, or will be, registered under the Securities Act and, unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements under the Securities Act.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale is unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

This press release includes forward-looking statements regarding GEOCH’s and GEO’s intended use of the net proceeds. These forward-looking statements may be affected by risks and uncertainties in GEO’s business and market conditions. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in GEO’s Securities and Exchange Commission filings, including GEO’s reports on Form 10-K and Form 10-Q filed with the Commission. GEO wishes to caution readers that certain important factors may have affected and could in the future affect GEO’s actual results and could cause GEO’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of GEO, including the risk that the repurchase, redemption or other discharge of its 5.875% senior notes due 2022 cannot be successfully completed within the anticipated timeframe or at all. GEO undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

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Contact: Pablo E. Paez	(866) 301 4436
Executive Vice President, Corporate Relations